Exhibit 99.1

Kimco Realty® Announces First Quarter 2022 Results

– Strong Operating Performance Generates Solid Growth –

  Net Income Increases 23%
  Funds From Operations* Increases 18%

– Board Raises Quarterly Cash Dividend on Common Shares by 5.3% –

– Raises 2022 Outlook –

JERICHO, N.Y.--(BUSINESS WIRE)--April 28, 2022--Kimco Realty® (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets, today reported results for the first quarter ended March 31, 2022. For the three months ended March 31, 2022 and 2021, Kimco Realty’s net income available to the company’s common shareholders was $0.37 per diluted share and $0.30 per diluted share, respectively.

First Quarter Highlights:

  Produced Funds From Operations (FFO) of $0.39 per diluted share, representing an 18.2% increase over the comparable period in 2021
  Leased a total of 4.7 million square feet including 3.9 million square feet of renewals and option exercises
  Grew pro-rata portfolio occupancy by 30 basis points sequentially to 94.7%, representing the highest sequential occupancy increase in a first quarter in over 10 years
  Increased pro-rata anchor occupancy by 20 basis points sequentially to 97.3% with small shop occupancy improving by 70 basis points to 88.4%
  Generated pro-rata, rental-rate leasing spreads of 18.6% for new leases on comparable spaces
  Produced an 8.9% increase in Same-property Net Operating Income* (NOI), including redevelopments, over the same period a year ago
  Lowered Net Debt to EBITDA* to 6.4x on a look-through basis, which includes outstanding preferred stock and the company’s pro-rata share of joint venture debt, representing the lowest reported leverage level since the company began disclosing this metric

“Our ongoing commitment to leasing, leasing, and leasing resulted in our team signing 4.7 million square feet which drove both sequential and year-over-year occupancy gains as well as strong NOI and FFO growth to start 2022,” commented Kimco Realty CEO Conor Flynn. “With tenant demand robust for stores that serve their respective communities as last-mile fulfillment and distribution locations, Kimco Realty remains well positioned to outperform in the coming years, as we remain committed to building additional long-term shareholder value.”

Financial Results:

Net income available to the company’s common shareholders for the first quarter of 2022 was $230.9 million, or $0.37 per diluted share, compared to $131.6 million, or $0.30 per diluted share, for the first quarter of 2021. The year-over-year change is primarily attributable to an increase in consolidated revenues from rental properties of $143.8 million, partially offset by an increase in real estate taxes of $15.4 million and operating and maintenance costs of $22.7 million, primarily stemming from the merger with Weingarten Realty Investors (Weingarten) in August of 2021. In addition, there was a $60.7 million benefit from mark-to-market gains on marketable securities, primarily from change in the value of Albertsons Companies, Inc. (NYSE: ACI) common stock held by the company. Also impacting the change in net income were increases in depreciation and amortization of $55.4 million, interest expense of $9.3 million and general and administrative expenses of $5.5 million, all of which were primarily due to the aforementioned merger with Weingarten. The company also recognized a $7.2 million early extinguishment of debt charge in the first quarter of 2022 related to the prepayment of $500 million, 3.400% unsecured notes that were scheduled to mature in November 2022.

*Reconciliations of net income available to the company’s common shareholders to non-GAAP measures Nareit FFO, Same-property NOI and Net Debt to EBITDA are provided in the tables accompanying this press release.

Nareit FFO was $240.6 million, or $0.39 per diluted share, for the first quarter 2022 compared to $144.3 million, or $0.33 per diluted share, for the first quarter 2021.

Operating Results:

  Pro-rata portfolio occupancy ended the quarter at 94.7%, representing an increase of 120 basis points year-over-year.
  Increased the spread between Kimco Realty’s leased (reported) occupancy vs. economic occupancy to 310 basis points at the end of the period, representing $47 million of future rent.
  Ended the quarter with pro-rata anchor occupancy of 97.3% and small shop occupancy of 88.4%, representing year-over-year increases of 110 basis points and 260 basis points, respectively.
  Signed 653 leases totaling 4.7 million square feet with blended pro-rata rental-rate spreads on comparable spaces increasing 7.2%, and with rental rates for new leases up 18.6% and renewals and options growing 6.4%.

Transaction Activities:

  During the first quarter, the company sold three shopping centers that were in joint ventures, totaling 626,000 square feet, for $81.9 million. The company’s pro-rata share of the sales price was $17.5 million.
  Kimco Realty also separately sold four land parcels for $8.7 million. In addition, the company acquired the full interest in two adjacent parcels at existing centers for $18.4 million.

Capital Market Activities:

  In February, the company issued $600 million of new, 10-year unsecured notes at a coupon of 3.200% that mature in April 2032. Subsequently, the company redeemed $500 million of 3.400% unsecured notes that were scheduled to mature in November 2022. As a result of this transaction, Kimco Realty recognized a $7.2 million early extinguishment of debt charge.
  Ended the first quarter with approximately $2.4 billion of immediate liquidity, including full availability under the company’s $2.0 billion unsecured revolving credit facility, and $370 million of cash and cash equivalents on the balance sheet. In addition, Kimco Realty’s investment in ACI, which is subject to certain lock-up provisions which are scheduled to fully expire in June of 2022, was valued at over $1.3 billion at quarter end.

Dividend Declarations:

As previously announced:

  Kimco Realty’s board of directors declared a cash dividend of $0.20 per common share, representing a 5.3% increase from the prior quarterly dividend. The quarterly cash dividend on common shares, which is based on projected REIT taxable income, is payable on June 23, 2022 to shareholders of record on June 9, 2022.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on July 15, 2022 to shareholders of record on July 1, 2022.

2022 Full Year Outlook:

There were no changes to the company’s guidance assumptions that were previously provided other than the better-than-expected actual results for the first quarter and the impact of the ($0.01) per share charge for the early extinguishment of debt. Based on these results and outlook for the remainder of 2022, the company has raised its full-year guidance ranges as follows:

	Current*	Previous
Net Income available to common shareholders (per diluted share):	$0.79 to $0.82	$0.51 to $0.55
Nareit FFO (per diluted share)*:	$1.50 to $1.53	$1.46 to $1.50

*The tables accompanying this press release provide a reconciliation for this forward-looking non-GAAP measure.

Conference Call Information

When:	8:30 AM ET, April 28, 2022
Live Webcast:	1Q22 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com (replay available through July 27, 2022)
Dial #:	1-877-407-0784 (International: 1-201-689-8560)

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of March 31, 2022, the company owned interests in 537 U.S. shopping centers and mixed-use assets comprising 93 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (iv) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (v) the Company’s ability to raise capital by selling its assets, (vi) increases in operating costs due to inflation and supply chain issues, (vii) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following the merger between Kimco and Weingarten Realty Investors (the “Merger”), (viii) the possibility that, if the Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (ix) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (x) valuation and risks related to the Company’s joint venture and preferred equity investments, (xi) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xii) impairment charges, (xiii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (xiv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xv) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xvi) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xvii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, and (xviii) the other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2021. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Company files with the Securities and Exchange Commission (“SEC”).

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	March 31, 2022	December 31, 2021
Assets:
Real estate, net of accumulated depreciation and amortization
of $3,128,182 and $3,010,699 respectively	$14,950,391	$15,035,900
Real estate under development	5,672	5,672
Investments in and advances to real estate joint ventures	1,013,940	1,006,899
Other investments	104,195	122,015
Cash and cash equivalents	370,318	334,663
Marketable securities	1,334,873	1,211,739
Accounts and notes receivable, net	253,687	254,677
Operating lease right-of-use assets, net	145,784	147,458
Other assets	364,721	340,176
Total assets	$18,543,581	$18,459,199

Liabilities:
Notes payable, net	$7,110,804	$7,027,050
Mortgages payable, net	378,644	448,652
Dividends payable	5,366	5,366
Operating lease liabilities	122,615	123,779
Other liabilities	697,510	730,690
Total liabilities	8,314,939	8,335,537
Redeemable noncontrolling interests	13,480	13,480

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,580 shares;
Aggregate liquidation preference $489,500	20	20
Common stock, $.01 par value, authorized 750,000,000 shares; issued and
outstanding 618,002,532 and 616,658,593 shares, respectively	6,180	6,167
Paid-in capital	9,589,955	9,591,871
Retained earnings	412,659	299,115
Accumulated other comprehensive income	2,216	2,216
Total stockholders' equity	10,011,030	9,899,389
Noncontrolling interests	204,132	210,793
Total equity	10,215,162	10,110,182
Total liabilities and equity	$18,543,581	$18,459,199

Condensed Consolidated Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues
Revenues from rental properties, net	$422,654	$278,871
Management and other fee income	4,595	3,437
Total revenues	427,249	282,308
Operating expenses
Rent	(4,081)	(3,035)
Real estate taxes	(54,314)	(38,936)
Operating and maintenance	(69,225)	(46,520)
General and administrative	(29,948)	(24,478)
Impairment charges	(272)	-
Depreciation and amortization	(130,294)	(74,876)
Total operating expenses	(288,134)	(187,845)

Gain on sale of properties	4,193	10,005
Operating income	143,308	104,468

Other income/(expense)
Other income, net	5,983	3,357
Gain on marketable securities, net	121,764	61,085
Interest expense	(57,019)	(47,716)
Early extinguishment of debt charges	(7,173)	-
Income before income taxes, net, equity in income of joint ventures, net,
and equity in income from other investments, net	206,863	121,194

Benefit/(provision) for income taxes, net	153	(1,308)
Equity in income of joint ventures, net	23,570	17,752
Equity in income of other investments, net	5,373	3,787

Net income	235,959	141,425
Net loss/(income) attributable to noncontrolling interests	1,343	(3,483)
Net income attributable to the company	237,302	137,942
Preferred dividends	(6,354)	(6,354)
Net income available to the company's common shareholders	$230,948	$131,588

Per common share:
Net income available to the company's common shareholders: (1)
Basic	$0.37	$0.30
Diluted (2)	$0.37	$0.30
Weighted average shares:
Basic	614,767	430,524
Diluted	616,758	432,264
(1)	Adjusted for earnings attributable from participating securities of ($1,360) and ($792) for the three months ended March 31, 2022 and 2021, respectively.
(2)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $11 and $9 for the three months ended March 31, 2022 and 2021, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO Available to the Company's Common Shareholders (1)
(in thousands, except share data)
(unaudited)

	Three Months Ended March 31,
	2022		2021
Net income available to the company's common shareholders	$230,948		$131,588
Gain on sale of properties	(4,193)		(10,005)
Gain on sale of joint venture properties	(2,986)		(5,283)
Depreciation and amortization - real estate related	129,461		74,113
Depreciation and amortization - real estate joint ventures	16,885		10,007
Impairment charges (including real estate joint ventures)	700		1,068
Profit participation from other investments, net	(3,663)		195
Gain on marketable securities, net	(121,764)		(61,085)
(Benefit)/provision for income taxes, net (2)	(11)		1,046
Noncontrolling interests (2)	(4,730)		2,626
FFO available to the company's common shareholders	$240,647	(4)	$144,270

Weighted average shares outstanding for FFO calculations:
Basic	614,767		430,524
Units	2,546		654
Dilutive effect of equity awards	1,874		1,606
Diluted (3)	619,187		432,784

FFO per common share - basic	$0.39		$0.34
FFO per common share - diluted (3)	$0.39		$0.33
(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

(2)	Related to gains, impairments and depreciation on properties, where applicable.
(3)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $473 and $97 for the three months ended March 31, 2022 and 2021, respectively.

(4)	Includes Early extinguishment of debt charges of $7.2 million recognized during the three months ended March 31, 2022.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net income available to the Company's common shareholders	$230,948	$131,588
Adjustments:
Management and other fee income	(4,595)	(3,437)
General and administrative	29,948	24,478
Impairment charges	272	-
Depreciation and amortization	130,294	74,876
Gain on sale of properties	(4,193)	(10,005)
Interest and other expense, net	58,209	44,359
Gain on marketable securities, net	(121,764)	(61,085)
(Benefit)/provision for income taxes, net	(153)	1,308
Equity in income of other investments, net	(5,373)	(3,787)
Net (loss)/income attributable to noncontrolling interests	(1,343)	3,483
Preferred dividends	6,354	6,354
WRI Same Property NOI (3)	-	91,950
Non same property net operating income	(17,419)	(17,422)
Non-operational expense from joint ventures, net	19,684	11,963
Same Property NOI	$320,869	$294,623
(1)

The company considers Same Property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)	Amounts represent Kimco Realty's pro-rata share.
(3)	Amounts for the three months ended March 31, 2021, represent the Same Property NOIs from WRI properties, not included in the Company's reported NOI.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Current Projected Range
	Full Year 2022
	Low	High
Diluted net income available to company's common shareholder
per common share	$0.79	$0.82

Gain on sale of properties	(0.01)	(0.03)

Gain on sale of joint venture properties	(0.01)	(0.02)

Depreciation & amortization - real estate related	0.83	0.86

Depreciation & amortization - real estate joint ventures	0.11	0.12

Impairment charges (including real estate joint ventures)	-	-

Profit participation from other investments, net	(0.01)	(0.02)

Gain on marketable securities, net	(0.19)	(0.19)

Noncontrolling interests (1)	(0.01)	(0.01)

FFO per diluted common share (2)	$1.50	$1.53
(1)	Related to gains, impairments and depreciation on properties, where applicable.
(2)	Includes $7.2 million of prepayment charges and write-offs of deferred financing costs related to the redemption of $500 million 3.400% notes due 11/1/2022.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Reconciliation of Net Income to EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net income	$235,959	$141,425
Interest	57,019	47,716
Early extinguishment of debt charges	7,173	-
Depreciation and amortization	130,294	74,876
Gain on sale of properties	(4,193)	(10,005)
Gain on sale of joint venture properties	(2,986)	(5,283)
Impairment charges (including real estate joint ventures)	700	1,068
Pension valuation adjustment	250	-
Profit participation from other investments, net	(3,663)	195
Gain on marketable securities	(121,764)	(61,085)
(Provision)/benefit for income taxes, net	(153)	1,308
Consolidated EBITDA	$298,636	$190,215

Consolidated EBITDA	$298,636	$190,215
Pro-rata share of interest expense - real estate joint ventures	4,769	4,957
Pro-rata share of depreciation and amortization - real estate joint ventures	16,885	10,007
EBITDA including pro-rata share - joint ventures	$320,290	$205,179

Consolidated debt	$7,489,448	$5,341,481
Consolidated cash	(370,318)	(253,852)
Consolidated net debt	$7,119,130	$5,087,629

Consolidated net debt	$7,119,130	$5,087,629
Pro-rata share of debt	671,413	579,610
Liquidation preference for preferred stock	489,500	489,500
Pro-rata share of cash	(50,680)	(43,823)
Net Debt including pro-rata share - joint ventures	$8,229,363	$6,112,916

Annualized Consolidated EBITDA	1,194,544	760,860
Net Debt to Consolidated EBITDA	6.0x	6.7x

Annualized EBITDA including pro-rata share - joint ventures	1,281,160	820,716
Net Debt to EBITDA on a look-through basis (1)	6.4x	7.4x
(1)	Net Debt to EBITDA on a look-through basis includes outstanding preferred stock and company's pro-rata share of joint venture debt.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com